Exhibit 5.2

SIDLEY AUSTIN LLP
787 SEVENTH AVENUE
NEW YORK, NY 10019
+1 212 839 5300
+1 212 839 5599 FAX
AMERICA • ASIA PACIFIC • EUROPE

February 1, 2019

Jefferies Group LLC

520 Madison Avenue

New York, NY 10022

Jefferies Group Capital Finance Inc.

520 Madison Avenue

New York, NY 10022

Ladies and Gentlemen:

We refer to the registration statement on Form S-3 (the “Registration Statement”) being filed by Jefferies Group LLC, a Delaware limited liability company (the “Company”), and Jefferies Group Capital Finance Inc., a Delaware corporation (the “Co-Issuer,” and each of the Company and the Co-Issuer, an “Issuer” and, collectively, the “Issuers”) with the Securities and Exchange Commission (the “Commission”) for the purpose of registering under the Securities Act of 1933 (the “Act”), among other securities, an unspecified principal amount of senior, unsecured debt securities of the Issuers (the “Notes”), which Notes may include the Issuers’ senior, unsecured debt securities titled “Global Medium-Term Notes, Series A,” to be issued from time to time under an indenture, dated as of May 26, 2016 (as amended or supplemented from time to time, the “Indenture”), between the Issuers and The Bank of New York Mellon, as trustee, in each case with such terms as are to be determined at the time of issue pursuant to the Indenture. We act as your counsel in connection with certain issuances of the Notes.

We have examined such corporate records, certificates and other documents relating to the Notes covered by the Registration Statement and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Based upon the foregoing, we advise you that, in our opinion, when the specific terms of a particular issuance of Notes have been duly authorized and established in accordance with the Indenture and such Notes have been duly executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other distribution agreement against payment therefor, such Notes will constitute valid and binding obligations of each Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that we express no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

February 1, 2019

In connection with the opinion expressed above, we have assumed that, at or prior to the time of the delivery of any such Note, (i) the Board of Directors of each Issuer, a duly authorized committee thereof or a duly authorized officer of such Issuer shall have duly established the terms of such Note and duly authorized the issuance and sale of such Note and such authorization shall not have been modified or rescinded; (ii) the Company shall remain validly existing as a limited liability company in good standing under the laws of the State of Delaware and the Co-Issuer shall remain validly existing as a corporation in good standing under the laws of the State of Delaware; (iii) the effectiveness of the Registration Statement shall not have been terminated or rescinded; and (iv) the Indenture and the Notes have been duly authorized, executed and delivered by, and are each valid, binding and enforceable agreements of, each party thereto (other than as expressly covered above in respect of the Issuers). We have also assumed that none of the terms of any Note to be established subsequent to the date hereof, nor the issuance and delivery of such Note, nor the compliance by either Issuer with the terms of such Note will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon such Issuer, or any restriction imposed by any court or governmental body having jurisdiction over such Issuer.

We note that, as of the date of this opinion, a judgment for money in an action based on a Note denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Note is denominated into United States dollars will depend on various factors, including which court renders the judgment. A state court in the State of New York rendering a judgment on such Note would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Note is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act as in effect on the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any other date.

We have relied as to certain factual matters on information obtained from public officials, officers of the Issuers and other sources believed by us to be responsible, and we have assumed, without independent verification, that the signatures on all documents examined by us are genuine.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed by the Issuers with the Commission on or about the date hereof and its incorporation by reference into the Registration Statement. In addition, if a prospectus

February 1, 2019

supplement or pricing supplement relating to the offer and sale of any particular Note or Notes is prepared and filed by the Issuers with the Commission on a future date and the prospectus supplement or pricing supplement contains our opinion and a reference to us substantially in the form set forth below, this consent shall apply to our opinion and the reference to us in substantially such form:

“In the opinion of Sidley Austin LLP, as counsel to the issuers, when the notes offered by this [prospectus][pricing] supplement have been executed and issued by the issuers and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the issuers, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 1, 2019, which has been filed as Exhibit 5.2 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on February [    ], 2019. [This opinion is also subject to the discussion, as stated in such letter, of the enforcement of notes denominated in a foreign currency or currency unit.]”

In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sidley Austin LLP